Exhibit (a)(1)(vii)

September 14, 2004

OFFER TO PURCHASE COMMON SHARES OF THE PROGRESSIVE CORPORATION

Notice to Employees Eligible to Participate in The Progressive Retirement Security Program:

      The Progressive Corporation (“Progressive”) has recently announced its offer to purchase up to 17,100,000 of its common shares, $1.00 par value, at a purchase price not greater than $88.00 nor less than $78.00 per share, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 14, 2004 and in the related documents and materials, which together, as may be amended or supplemented from time to time, constitute the tender offer. The tender offer will expire at 12:00 Midnight, New York City time, on Friday, October 15, 2004 (the ‘Expiration Date‘) unless extended by Progressive.

      Progressive’s Offer to Purchase extends to participants in The Progressive Retirement Security Program (the “Plan”) whose individual accounts are invested in Progressive common shares. If you are invested in Progressive shares as of September 9, 2004, Fidelity Management Trust Company (“Fidelity”), as trustee, will be sending you additional materials, including the Offer to Purchase and related forms and instructions, containing all of the details of the tender offer. If you are not currently invested in Progressive common shares, but you invest in Progressive common shares before the Offer to Purchase expires, you will not receive any information regarding the tender offer from Fidelity unless you request the materials from Fidelity by contacting them at 1-877-PGR-5877.

      In order for Fidelity to be able to process tender offers on behalf of Plan participants, Fidelity must prohibit certain transactions involving Progressive shares in the Plan during specified periods of time (“blackout periods”). The primary purpose of this notice is to inform all Plan participants of the required blackout periods relating to Progressive shares.

      The blackout periods discussed below only involve certain transactions in Progressive shares. Transactions in other investments available under the Plan will not be affected. If you are subject to Progressive’s Insider Trading Policy, the blackout periods discussed in this notice are in addition to the regularly scheduled blackout periods under the Policy. You should note, however, that individuals subject to Progressive’s Insider Trading Policy will be entitled to tender their shares in the tender offer even during a blackout period under the Policy.

1. Initial Blackout Period Applicable to All Plan Participants

      As of 4:00 p.m., New York City time, on Monday, October 11, 2004, all sales, exchanges, loans, withdrawals, and other transactions involving the disposition of Progressive shares will be prohibited for a period of three business days. Please note that the blackout period commences four business days prior to the Expiration Date of the tender offer, which is currently October 15, 2004. In the event Progressive extends the Expiration Date, the commencement of the blackout period will be adjusted accordingly. THIS INITIAL BLACKOUT PERIOD APPLIES TO ALL PLAN PARTICIPANTS INVESTED IN PROGRESSIVE SHARES REGARDLESS OF WHETHER THE PARTICIPANT DIRECTS FIDELITY TO TENDER SHARES PURSUANT TO THE OFFER TO PURCHASE.

      If, after receiving the Offer to Purchase and related materials from Fidelity, you do not instruct Fidelity to tender any of your shares, the blackout period will end for you on Friday, October 15, 2004 (assuming the Expiration Date is not changed).

2. Extension of Blackout Period for Plan Participants Directing Fidelity to Tender Shares

      If, after receiving the Offer to Purchase and related materials from Fidelity, you direct Fidelity to tender some or all of your Progressive shares, the initial blackout period described above will be extended for you until such time as all processing and payments related to the Offer to Purchase have been completed. Typically, this results in an additional blackout period from ten to twelve business days. If you do not tender Progressive shares in the tender offer, this extension will not affect you.

      PLEASE BE ADVISED THAT THE PROCESSING OF ANY LOANS OR WITHDRAWALS FROM THE PLAN DURING THE BLACKOUT PERIODS MAY BE DELAYED.

      Please refer to the materials being forwarded by Fidelity for more detailed information regarding all aspects of the tender offer. If you decide to tender any of your Progressive shares in the tender offer, you must follow the procedures and deadlines established by Fidelity, as detailed in the materials being forwarded to Plan participants invested in Progressive shares as of September 9, 2004. Please note that, although the tender offer does not expire until October 15, 2004, Fidelity requires that it receive your direction to tender shares by no later than 4:00 p.m., New York City time, on Tuesday, October 12, 2004. Thus, the materials being forwarded by Fidelity require your prompt attention and consideration upon receipt.

      Please contact Fidelity directly at 1-877-PGR-5877 with any questions or concerns regarding the tender offer or its affect on your account.

      THE BOARD OF DIRECTORS OF PROGRESSIVE HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER PROGRESSIVE NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES FOR PURCHASE, OR AS TO THE PRICE OR PRICES AT WHICH SHAREHOLDERS SHOULD CHOOSE TO TENDER THEIR SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH THEY SHOULD TENDER SUCH SHARES.

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